Exhibit (h)(13)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT PUBLIC FUNDS

Effective February 28, 2018 — February 28, 2019

	Expense Limit
Fund Name	Investor Class	Service Class
Access Flex Bear High Yield Fund	1.78%	2.78%
Access Flex High Yield Fund	1.78%	2.78%

PROFUND ADVISORS LLC,		ACCESS ONE TRUST,
a Maryland limited liability company		a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/Todd B. Johnson
Michael L. Sapir		Todd B. Johnson
Chief Executive Officer		President